EXHIBIT 4.2

                                                              February 20, 1997




Mr. Charles D. Cascio
President
The Translation Group, Ltd.
44 Tanner Street
Haddonfield, New Jersey 08033

Dear Charles:

                  This  letter  will  confirm  our  understanding   whereby  The
Translation Group, Ltd. ("TTGL") hereby agrees to retain and utilize the services of James W. Grau ("Grau"), and Grau agrees to perform such services, on the following terms and conditions:

1.       Services

                  (a) Grau shall assist TTGL in servicing trade and customers already in place, marketing services to new customers and identifying new product uses.

                  (b) All work products shall be pre-approved in writing by TTGL prior to distribution and use. However, Grau's mailing lists shall remain personal to Grau and need not be pre-approved by TTGL.

2.       Compensation

                  (a) TTGL shall issue 20,000 warrants to Grau which warrants shall be similar in all respects to the warrants sold in TTGL's initial public offering.

                  (b) TTGL shall pay to Grau a negotiated fee to be pre-determined for any approved new contracts arranged by Grau. Grau will pre-register these potential parties with TTGL to prevent any misunderstandings.

                  (c) If TTGL requests non-routine marketing services which will entail additional time or expense, Grau shall not be required to perform such work without additional compensation as agreed upon in advance in writing by both parties.

                  (d) TTGL agrees to file a Registration Statement on Form S-8 within two weeks of the date hereof to register the warrants and the underlying shares of common stock.

3.       Representations, Warranties and Agreements by TTGL

                  (a) TTGL shall indemnify, save and hold harmless, Grau from any and all costs, expenses, damages or liabilities of any kind (including reasonable attorney's fees) with respect to any claim, demand or action against Grau by any person, firm, corporation or other entity relating to TTGL, provided, however, Grau shall not be entitled to any indemnification hereunder where the costs, expenses, damages or liabilities to Grau were caused by the gross negligence of Grau or by any acts in violation or breach of this Agreement.

                  (b) TTGL acknowledges that Grau has regulated licenses which must be recognized by TTGL's requests for services. Grau is a high level New Jersey Casino Control Commission license holder, and a registered Federal Lobbyist, and a consultant to The Trump Organization and many of its companies, and Entertainment Director at The Mar-a-Lago Club in Palm Beach, Florida.

4.       Representations and Warranties by Grau

                  (a) Grau can legally enter into this Agreement and this Agreement does not violate any other agreements, arrangements or understandings of Grau.

                  (b) Grau is possessed with adequate knowledge so as to properly carry out and fulfill his responsibilities under this Agreement.

5.       Term and Termination

         The term of this Agreement shall commence as of March 1, 1997 and terminate on February 28, 1998. This Agreement may be renewed for additional one year periods with the mutual consent of the parties.

6.       Arbitration

         Any dispute arising out of or in connection with this Agreement or the interpretation thereof which is not resolved by Grau and TTGL shall be submitted to arbitration before the American Arbitration Association in New York, whose rules and regulations shall apply, and any decision rendered by the arbitrator or arbitrators may be entered as a judgment in a court of competent jurisdiction in the State of New York.

7.       Assignment

         This Agreement and all rights hereunder are personal to TTGL and Grau and neither this Agreement nor any of the obligations or the rights and benefits of any parties hereto may be transferred or assigned except to an affiliate.

8.       Prior Agreements

         This   Agreement   supersedes   and  cancels  any  and  all  contracts,
         arrangements or understandings between the parties with respect to the subject matter hereof dated or agreed to the date hereof.

9.       Counterparts

         This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.

10.      Notices

         All notices, requests, demands, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or when mailed, if mailed by first class mail, postage prepaid, to the address of the applicable party set forth above on both parties letterheads.

         If this letter constitutes TTGL's understanding of the Agreement reached between TTGL and Grau, please sign (by a duly authorized corporate representative) the enclosed copy and return such copy to Grau, in which event this letter shall constitute the complete and entire understanding between TTGL and Grau and may not be changed, altered or terminated except in writing duly signed by both TTGL and Grau.

                                                              Very truly yours,



                                                              James W. Grau

AGREED AND ACCEPTED:



The Translation Group, Ltd.
Charles D. Cascio
President

cc:  Don Kanterman